Exhibit 99.1

Henry Schein Announces Chief Financial Officer Leadership Transition

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Emmanuel Caprais, former Senior Vice President and CFO of ITT, Inc., to become Henry Schein’s CFO effective November 4, 2026. Mr. Caprais will join the Company in an advisory capacity beginning October 12, 2026, to support a structured transition.

•	CFO Ronald N. South to transition to Senior Advisor role on November 4, 2026.

Melville, N.Y. (USA) – October 8, 2026: Henry Schein, Inc. (Nasdaq: HSIC) announced today that Emmanuel Caprais, former Senior Vice President and Chief Financial Officer of ITT, Inc. (NYSE: ITT), has been named the Company’s Senior Vice President and Chief Financial Officer effective November 4, 2026. Mr. Caprais will join the Henry Schein Leadership Team (HSLT) and report to Frederick M. Lowery, Chief Executive Officer of Henry Schein. To support a structured transition, Mr. Caprais will initially serve as Senior Financial Advisor beginning on October 12, 2026. After 18 years with the Company, Ronald N. South, Senior Vice President, Chief Financial Officer, will transition into a senior advisory role, effective November 4, 2026.

“Emmanuel is a proven financial leader with deep experience in driving operational performance and profitable growth at global businesses,” said Mr. Lowery. “His ability to connect financial discipline with business execution will help us accelerate our value creation work and translate our opportunities into sustainable growth. I am pleased to welcome Emmanuel to Team Schein.”

Mr. Caprais brings more than 25 years of global leadership experience to Henry Schein, with a career spanning finance, operations, strategy, M&A, and investor relations. Most recently, from 2020 until May 2026, Mr. Caprais served as Chief Financial Officer of ITT, a global industrial manufacturer, where he led the company’s financial and capital allocation strategy, and helped oversee and support its growth initiatives. His career at ITT also included leading Financial Planning & Analysis and Investor Relations as well as serving as segment CFO across two of ITT’s operating businesses. Prior to joining ITT, Mr. Caprais held finance leadership roles at Magneti Marelli (now MARELLI) and, earlier, positions of increasing responsibility in finance at Valeo in North America and Europe. Mr. Caprais holds an MBA from Columbia Business School and an undergraduate business degree from ESC Pau in France.

“I am excited to join Henry Schein, a company with a storied legacy that plays a vital role in delivering healthcare around the world,” said Mr. Caprais. “Henry Schein has exciting opportunities to expand market leadership, deliver more for customers, and drive margin expansion, and I look forward to partnering with Fred, the Leadership Team, and Team Schein Members around the world to help the organization realize its full potential. I am also deeply grateful to Ron for his partnership in ensuring a successful transition.”

“The Board looks forward to working with Emmanuel as Henry Schein executes its strategy,” said William K. (“Dan”) Daniel, Chairman of the Board of Directors for Henry Schein. Commenting on Mr. South’s career with the Company, he said: “Ron has played instrumental roles at Henry Schein over nearly two decades, including the past four years as CFO, demonstrating authentic leadership and disciplined stewardship of our financial operations. His contributions have built a strong foundation for the future.”

“I am grateful for my time at Henry Schein and the opportunity to work alongside so many dedicated and talented Team Schein Members in fulfilling our mission to make the world healthier,” said Mr. South. “Together, we’ve accomplished a great deal, and I remain confident that Team Schein has the talent, capabilities, and commitment to continue moving the Company forward.”

In addition to today’s announcement, the Company anticipates the addition of two positions to the HSLT: a Chief Strategy and Transformation Officer and a new technology leadership position encompassing AI implementation, data, and broader technology needs.

About Henry Schein, Inc.

Henry Schein, Inc. (Nasdaq: HSIC) is a products, services, and technology platforms company for healthcare customers. With more than 25,000 Team Schein Members worldwide, the Company’s network of trusted advisors provides more than 1 million customers globally with more than 300 valued solutions that help improve operational success and clinical outcomes. Our Business, Clinical, Technology, and Supply Chain solutions help office-based dental and medical practitioners work more efficiently so they can provide quality care more effectively. These solutions also support dental laboratories, government and institutional healthcare clinics, as well as other alternate care sites.

Henry Schein operates through a centralized and automated distribution network, with a selection of more than 300,000 branded products and Henry Schein corporate brand products in our distribution centers.

A FORTUNE 500 Company and a member of the S&P 500® index, Henry Schein is headquartered in Melville, N.Y., and has operations or affiliates in 34 countries and territories. The Company’s sales reached $13.2 billion in 2025, and have grown at a compound annual rate of approximately 11.0 percent since Henry Schein became a public company in 1995.

For more information, visit Henry Schein at www.henryschein.com.

Media Contact

Tim Vassilakos

Vice President, Global Corporate Communications

timothy.vassilakos@henryschein.com

(516) 510-0926

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